UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 1, 2006
Neose Technologies, Inc.
(Exact Name of Issuer as Specified in Charter)

Delaware	0-27718	13-3549286

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

102 Witmer Road, Horsham, Pennsylvania		19044

(Address of Principal Executive Offices)		(Zip Code)
(215) 315-9000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 — Entry into a Material Definitive Agreement.
     On September 5, 2006, Neose Technologies, Inc. (the “Company”) completed a transaction whereby the Company sold its facility at 102 Witmer Road in Horsham, Pennsylvania (the “Facility”) and certain pieces of equipment located in the facility (collectively, the “Conveyed Property”) for a cash purchase price of $21,042,800. The transaction occurred pursuant to a Purchase and Sale Agreement (the “Purchase Agreement”) with ARE-PA Region No. 6, LLC, an affiliate of Alexandria Real Estate Equities, Inc. (the “Purchaser”) entered into after the close of business on September 1, 2006. The Purchase Agreement provides that the Facility and Conveyed Property are being sold with no warranties on an “as-is, where-is” basis, and contains other terms and conditions customary to the sale of a similar facility.
     Concurrent with the execution of the Purchase Agreement, the Purchaser entered into a lease agreement with Auxilium Pharmaceuticals, Inc. (the “Tenant”) for the occupation of the Facility and use of the Conveyed Property (the “Lease”), the Company entered into a Post-Closing Property Access Agreement with Tenant (“Access Agreement”) and the Company, Tenant and Purchaser entered into a Consent to Property Access Agreement (“Consent Agreement”). Under the Access Agreement, the Company has the right, rent-free, to continue to occupy certain office and laboratory space in the Facility and use certain Conveyed Equipment until the Company can consolidate all of its operations in its leased facility at 102 Rock Road in Horsham, Pennsylvania or February 28, 2007, whichever is earlier. Under the terms of the Consent Agreement, Purchaser consents to the Company’s use of portions of the Facility and of certain Conveyed Equipment pursuant to the Access Agreement and agrees that the Company’s right to such use will not end in the event the Lease is terminated.  The Consent Agreement also provides that, in the event the Lease terminates or Tenant defaults on its obligations in the Lease, the Company will assume certain obligations of Tenant (but not the payment of rent) relating to the portions of the Facility it occupies.The Company has no other relationship with the Purchaser other than the Purchase Agreement and the Consent Agreement. In addition to the Access Agreement, the Company has agreed to allow Tenant to have limited access to the Facility and Conveyed Property prior to the entry into the agreements described above.
Item 2.01 — Completion of Acquisition or Disposition of Assets.
     The information set forth under Item 1.01 of this report is incorporated herein by reference.
Item 2.05 — Costs Associated with Exit or Disposal Activities.
     The Company also announced on September 5, 2006, that it was reducing the size of its workforce by approximately 25% contemporaneously with the sale of the Facility. On August 21, 2006, the Board of Directors authorized management, in its discretion, to enter into agreements to sell the Facility and, in that event, to implement the workforce reduction. Management decided on September 1, 2006 to enter into the agreements and implement the workforce reduction.
     After achieving the full benefits of the Facility sale and workforce reduction in the fourth quarter of 2006, the Company expects to realize annualized savings of between $6 million and $8 million. The Company estimates that it will incur employee severance and retention costs related to personnel of approximately $1 million. Most of the restructuring costs will be reflected in the Company’s operating results during the quarter ending September 30, 2006.
     The Company will consolidate its operations in its adjacent, leased 40,000 square foot facility in Horsham, which currently houses approximately half of its employees. The Company expects to spend approximately $3.5 million through the first quarter of 2007 to construct additional laboratory and office space in the leased facility. The Company will continue to occupy portions of the Witmer Road Facility under the terms of the Access Agreement until these renovations are complete, which is expected to be by February 2007.
Item 9.01 — Financial Statements and Exhibits.

(c)	Exhibits:	Reference is made to the Exhibit Index annexed hereto and made a part hereof.
Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that we will incur unexpected charges and/or delays in connection with the consolidation of operations to our leased facility, the risk that we will incur unexpected charges or will have unexpected expenditures related to the restructuring upon the completion of further analysis with respect to the restructuring generally and our assets specifically. For a discussion of additional risks and uncertainties concerning the Company, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in the Company’s subsequent filings with the SEC.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Neose Technologies, Inc.
Date: September 5, 2006	By:	/s/ A. Brian Davis
A. Brian Davis
Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
Exhibit 2.1	Purchase and Sale Agreement and Joint Escrow Instructions by and between ARE-PA Region No.6, LLC and Neose Technologies, Inc. dated September 1, 2006

Exhibit 10.1	Post-Closing Property Access Agreement by and between Auxilium Pharmaceuticals, Inc. and Neose Technologies, Inc. dated September 1, 2006

Exhibit 10.2	Consent to Property Access Agreement by and among ARE-PA Region No.6, LLC, Auxilium Pharmaceuticals, Inc. and Neose Technologies, Inc. dated September 1, 2006

Exhibit 99.1	Press release dated September 5, 2006